DIRTT Reports Second Quarter 2024 Financial Results

CALGARY, Alberta, August 7, 2024 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, today announced its financial results for the three and six months ended June 30, 2024. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Second Quarter 2024 Highlights

•
Revenue of $41.2 million in the second quarter of 2024, a decrease of 8% from the prior year period.
•
Gross profit increased to $15.4 million or 37.3% of revenue in the second quarter of 2024 from $14.6 million or 32.5% of revenue in the second quarter of 2023.
•
Net income after tax and net income margin for the second quarter of 2024 of $0.6 million and 1.4%, respectively, compared to net income after tax of $2.2 million and net income margin of 4.9% in the second quarter of 2023.
•
Adjusted EBITDA(1) was $3.2 million (7.7% of revenue) in the second quarter of 2024, compared to $1.9 million (4.1% of revenue) in the second quarter of 2023.
•
Liquidity, comprising unrestricted cash and available borrowings, was $50.1 million at June 30, 2024 compared to $35.0 million at December 31, 2023.
•
On August 2, 2024, the Company announced and completed an agreement with 22NW Fund LP (“22NW”), DIRTT’s largest shareholder, to purchase for cancellation an aggregate of C$18,915,000 principal amount of DIRTT’s outstanding 6.00% convertible debentures due January 31, 2026 (the “January Debentures”) at a purchase price of C$684.58 per C$1,000 principal amount of January Debentures and C$13,638,000 principal amount of DIRTT’s outstanding 6.25% convertible debentures due December 31, 2026 (the “December Debentures” and together with the January Debentures, the “Debentures”) at a purchase price of C$665.64 per C$1,000 principal amount of December Debentures, for an aggregate purchase price of C$22,104,591.45, inclusive of a cash payment for all accrued and unpaid interest up to, but excluding, the date on which such Debentures were purchased by the Company (the “Debenture Repurchase”). The purchase price of each series of Debentures (excluding the cash payment for accrued and unpaid interest) represented a discount of approximately 4% to the average trading price of the applicable series of Debentures on the Toronto Stock Exchange (the “TSX”) for the 20 trading days preceding August 2, 2024. Following the Debenture Repurchase, C$16,642,000 principal amount of the January Debentures and C$15,587,000 principal amount of the December Debentures remain outstanding, and 22NW no longer holds any Debentures.
•
On August 2, 2024, the Board of Directors adopted an Amended and Restated Shareholder Rights Plan which amends and restates the prior Shareholder Rights Plan adopted on March 22, 2024. The Company also entered into a support and standstill agreement (the “Support Agreement”) with 22NW and WWT Opportunity #1 LLC, DIRTT’s second largest shareholder. The Support Agreement replaces the previously announced support and standstill agreement entered into with 22NW on March 22, 2024.

(1) See “Non-GAAP Financial Measures”

Management Commentary

Benjamin Urban, chief executive officer, remarked “We believe we are making great progress in strengthening our commercial organization with the objective of delivering long-term sustainable revenue growth, and we are grateful to our employees, our construction partners and others in our DIRTT ecosystem for supporting us in our journey to excellence. As participants in the construction cycle, it is important for us to work on projects coming up in the next few years. We are pleased to see our twelve-month pipeline grow 20% year-over-year and for our full pipeline to have grown even more. This past quarter, DIRTT started on one of the largest projects in our history in our hometown of Calgary. Whilst commercial space has always been our largest sector, we are seeing great opportunities for DIRTT in the healthcare, education and government sectors as organizations realize there is a better way to build.”

Fareeha Khan, chief financial officer, added “The second quarter of 2024 marks our fifth consecutive quarter with positive Adjusted EBITDA. DIRTT’s balance sheet has been strengthened through the rights offering and issuer bid completed earlier this year, and we believe the Debenture repurchase from 22NW completed on August 2, 2024 will benefit our shareholders and remaining debenture holders. Further, our executive leadership team is committed to supporting our commercial organization and to grow DIRTT’s market share in the multibillion-dollar interior construction market.”

Second Quarter 2024 Results

Second quarter 2024 revenue was $41.2 million, a decrease of 8% from the second quarter of 2023. The decrease in revenue was primarily the result of a higher rate of delayed project start dates year-over-year as well as three projects – two large healthcare projects and one large education project that were completed in the second quarter of 2023. Those projects were not repeated in the same period in 2024. The decrease in revenue was offset by larger projects in the commercial sector and an increase in volume in the government sector.

Second quarter 2024 gross profit and gross profit margin were $15.4 million and 37.3% of revenue, respectively, an increase from $14.6 million and 32.5% for the same period of 2023. Second quarter 2024 Adjusted Gross Profit and Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) were $16.2 million and 39.4% of revenue, respectively, compared to $16.2 million and 36.2% in the prior year's second quarter. The increase in gross profit margin was a result of improved material optimization and reduced fixed costs.

Sales and marketing expenses decreased by $0.6 million to $6.1 million for the three months ended June 30, 2024 from $6.6 million for the three months ended June 30, 2023. The decrease was driven by a $0.6 million decrease in pass through charges, a $0.2 million decrease in travel, meals and entertainment, a $0.3 million decrease in other individual costs, and a $0.1 million decrease in salaries and benefits. These decreases were offset by a $0.7 million increase in termination benefits. Sales and marketing expenses in the second quarter of 2024 included $0.5 million of expenses related to our Connext tradeshow and internal sales Masterclass events.

General and administrative expenses decreased by $1.1 million to $4.4 million for the three months ended June 30, 2024 from $5.5 million for the three months ended June 30, 2023. The decrease was primarily related to a $0.5 million decrease in salaries and benefits costs, and a $0.3 million decrease in office costs and communications costs.

Operations support is comprised primarily of project managers, order entry and other professionals that facilitate the integration of our construction partner project execution and our manufacturing operations. Operations support expenses for the three months ended June 30, 2024 were $1.8 million aligned with $1.8 million for the comparative period of 2023.

Technology and development expenses increased by $0.2 million to $1.4 million for the three months ended June 30, 2024, compared to $1.3 million for the three months ended June 30, 2023, primarily related to a $0.1 million increase in salaries and benefits costs.

During the quarter, the Company incurred $0.2 million in reorganization costs, which related primarily to movement of inventory from the Rock Hill facility.

Net income after tax for the second quarter of 2024 was $0.6 million compared to $2.2 million for the same period of 2023. The decrease in net income is primarily the result of a $6.1 million gain on sale of software and patents in the second quarter of 2023, not repeated in the second quarter of 2024 and a $0.3 million increase in income tax expense, offset by a $0.8 million higher gross profit margin (as explained above), a $2.5 million decrease in operating expenses, $1.0 million increase in foreign exchange gain, a $0.4 million increase in interest income and a $0.3 million decrease in interest expense.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the second quarter of 2024 was $3.2 million, or 7.7% of revenue, an improvement of $1.3 million from $1.9 million, or 4.1% of revenue, for the second quarter of

2023. Higher Adjusted EBITDA was mainly driven by cost reduction measures taken by the Company over the past two years.

Outlook- DIRTT's Journey to Excellence

In the second quarter of 2024, we released an investor presentation, DIRTT’s “Journey to Excellence”, highlighting DIRTT’s organizational improvements since the changes in our Board of Directors and executive leadership in 2022. Midway through 2022, DIRTT reported gross profit margin and Adjusted Gross Profit Margin of 11.5% and 18.3%, respectively, a net loss of $42.3 million and Adjusted EBITDA Margin of (25.8)% on $83.0 million of revenue for the six months ended June 30, 2022. Two years later, DIRTT is reporting gross profit margin and Adjusted Gross Profit Margin of 36.6% and 38.7%, respectively, and net income of $3.6 million and Adjusted EBITDA Margin of 7.1% on $82.0 million of revenue for the six months ended June 30, 2024. We were able to expand Adjusted Gross Profit Margins even as the aluminum market experienced pricing volatility in the second quarter of 2024, due to our operational strategy and the risk management strategies we have in place. DIRTT’s journey to excellence is still in its early stages, and while we are proud of the progress we have made to date, we have more to do in order to realize the Company’s long-term vision of significant growth in revenue and profitability.

DIRTT operates in the multibillion-dollar interior construction industry, with end customers looking for ways to save money, save time, and meet their sustainability goals. We believe our business proposition of a better, more sustainable way to build is becoming even more relevant and necessary as prioritizing environmental, social and governance issues becomes a focus for companies across North America. Over time, our goal is for DIRTT to gain market share and outpace the growth of the construction industry.

At June 30, 2024, we held $39.5 million in cash on hand with total liquidity (inclusive of borrowing availability) of $50.1 million. Improved operational results have also led to consistent positive cash flow. We have strengthened our balance sheet through the C$30 million rights offering and the retirement of, at the date of this release, 59% of the total debt we held coming into 2024. We believe these transactions put DIRTT in a position to achieve a debt to Adjusted EBITDA ratio of 1x or lower in 2025. Based on current projections, DIRTT is expected to be in a position to pay off or refinance its remaining Debentures when they come due.

Our operations team remains focused on their journey to zero defects, missed deliveries, and workplace injuries. In the three months ended June 30, 2024, our total recordable incident rate (TRIF) rate was 0.99, which is 78% below the industry average. Our on-time in full (OTIF) delivery performance was 99.7%. We have a 10-day lead time from final order to product shipment. We believe we are well positioned to increase output while delivering quality products, on time and in full, to our end customers.

With these operational and financial achievements complete, our focus turns to accelerating revenue growth in all sectors – commercial, healthcare, educational and government. In the second quarter of 2024, we secured a large contract in the aviation industry, demonstrating how DIRTT’s solutions are agnostic to industries as well as reinforcing our continued diversification across verticals and broadening the addressable market into areas we have not historically pursued. Further, we are building our commercial organization to ensure support in our go-to-market efforts for our construction partners to tap into the multibillion-dollar interior construction industry. DIRTT’s Board of Directors and management team remain focused on strengthening the Company’s competitive advantages, product portfolio and go-to-market strategy.

DIRTT innovates by identifying the needs of the market and of our customers and through collaborating with world-class firms to solve industry problems. During the second quarter of 2024, we introduced several new products into the market including Spectra Double pane butt-hinge, curved glass corners, our telescoping walls and Class A timber solutions. At our Connext tradeshow in Chicago, we transformed our DIRTT Experience Center by showcasing improved innovative products for all verticals. At Connext, we also released the Clinical Observation Vertical Exam (the “COVE™”), a new innovative product designed to help improve patient care in emergency rooms. We built the COVE™ in collaboration with HKS, a leading global architecture and design firm that focuses on innovative healthcare design.

We are also investing in our proprietary design integration software, ICE® (“ICE software”). We efficiently integrate the design, configurations, and virtual reality visualization process while also automating the manufacturing process. Use of the ICE software provides design and cost certainty, which we believe is a game changer in an industry where costs frequently change as a project progresses. The ICE team has been working on modernizing the ICE platform, and earlier this week, we released the new ICE Manager and purpose-built designer application Design Editor, two new and foundational pieces of the ICE architecture moving forward. These new applications will allow us to push out more frequent releases to the business in the form of new products, features and enhancements. This will allow us to improve the end user experience. This modernization of ICE also provides us with the opportunity to commercialize the technology to a broader customer base, which we believe will provide us with additional revenue opportunities.

We believe that DIRTT has significant untapped manufacturing capacity that can serve a multiple of our current revenue base. Improvements of our cost structure, including a materially reduced fixed cost base, and incremental growth in revenue will help us achieve gross profit margin expansion and substantial flow through to Adjusted EBITDA and free cash flow. We do not expect a material increase in capital expenditures in the short-term. After the debenture repurchases completed in 2024, our annual interest expense will halve to $1.5 million. As at June 30, 2024, we had C$110.1 million of non-capital loss carry-forwards in Canada and $51.6 million of non-capital loss carry-forwards in the United States. These loss carry-forwards will begin to expire in 2035.

DIRTT could not have achieved the past two years of organizational improvements without the support of our resilient and talented employee base. We are working to improve our employee experiences and make DIRTT an employer of choice. Our employees are key to the future success of DIRTT.

As we look forward to 2025, we are observing positive indicators of our revenue growth focus. Our year-over-year 12-month pipeline has grown 20% and our multi-year pipeline has grown even more. Our projected revenue and Adjusted EBITDA for the remainder of 2024 and 2025 are:

•
Third Quarter 2024 Revenue: $40-44 million
•
2024 Revenue: $165-175 million
•
2024 Adjusted EBITDA: $12-15 million
•
2025 Revenue: $194-209 million
•
2025 Adjusted EBITDA: $18-25 million

	As at June 30,	As at December 31,
	2024	2023
Market capitalization(1)	80,362	38,244
Add: Total debt(2)(3)	46,572	56,108
Less: Unrestricted cash(2)	39,529	24,744
Enterprise Value	87,405	69,608

Adjusted EBITDA Multiple for 2025	4.1x
Revenue Multiple for 2025	0.4x

(1)Market capitalization is calculated by multiplying the closing share price by the number of outstanding shares at June 30, 2024 and December 31, 2023, respectively. (The closing share price at June 28, 2024 was C$0.57 ($0.42) and outstanding shares were 192,967,643. The closing share price at December 29, 2023 was C$0.48 ($0.36) and outstanding shares were 105,377,667).

(2)Total debt and Unrestricted cash do not consider the impacts of the Debenture Repurchase on August 2, 2024. Refer to Note 18 of the interim condensed consolidated financial statements.
(3)Total debt includes Long-term debt and Current portion of long-term debt and accrued interest on the balance sheet as at June 30, 2024 and December 31, 2023, respectively.

As explained above, with minimal capital expenditure needs in the short term and the availability of tax losses, we expect most of our Adjusted EBITDA will flow through to free cash flow. DIRTT’s enterprise value at June 30, 2024 before retiring half of our outstanding debentures was $87 million on a fully diluted basis, which values DIRTT at approximately 0.4x the midpoint of 2025 sales guidance and 4.1x the midpoint of 2025 Adjusted EBITDA guidance. We believe the Company will have less than one turn of financial leverage by the end of 2025 and that DIRTT is now a credit worthy company and we expect to have improved access to traditional bank lines.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for August 8, 2024 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Fareeha Khan, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com/investors. Alternatively, click here to listen to the live webcast. The webcast is listen-only.

A webcast replay of the call will be available on DIRTT’s website.

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Product revenue	40,176	43,534	79,215	79,010
Service revenue	1,025	1,219	2,833	2,451
Total revenue	41,201	44,753	82,048	81,461

Product cost of sales	25,389	29,484	50,381	56,907
Service cost of sales	437	712	1,644	1,315
Total cost of sales	25,826	30,196	52,025	58,222
Gross profit	15,375	14,557	30,023	23,239

Expenses
Sales and marketing	6,062	6,626	11,982	12,141
General and administrative	4,391	5,501	8,957	11,334
Operations support	1,841	1,822	3,616	3,812
Technology and development	1,436	1,277	2,687	2,816
Stock-based compensation	427	678	1,102	1,474
Reorganization	202	1,465	340	2,536
Impairment charge on Rock Hill facility	-	-	530	-
Related party expense (recovery)	-	(532)	-	1,524
Total operating expenses	14,359	16,837	29,214	35,637

Operating income (loss)	1,016	(2,280)	809	(12,398)
Government subsidies	-	88	-	236
Gain on extinguishment of convertible debt	-	-	2,931	-
Gain on sale of software and patents	-	6,145	-	6,145
Foreign exchange gain (loss)	358	(620)	1,277	(881)
Interest income	482	106	971	110
Interest expense	(945)	(1,233)	(1,999)	(2,440)
	(105)	4,486	3,180	3,170
Net income (loss) before tax	911	2,206	3,989	(9,228)
Income taxes
Current and deferred income tax expense	315	-	348	-
	315	-	348	-
Net income (loss) after tax	596	2,206	3,641	(9,228)

Net income (loss) per share
Net income (loss) per share - basic	0.00	0.02	0.02	(0.08)
Net income (loss) per share - diluted	0.00	0.01	0.02	(0.08)

Weighted average number of shares outstanding (in thousands)
Basic	192,031	114,447	187,849	113,082
Diluted	310,088	342,521	305,869	113,082

Non-GAAP Financial Measures

Our interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), tax consequences, reorganization expense, one-time non-recurring charges or gains (such as gain on sale of software and patents and gain on extinguishment of convertible debt), and stock-based compensation. We remove the impact of foreign exchange gain (loss) from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA guidance, to its corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to non-operating income and expenditures, which are difficult to predict and subject to change.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expense, foreign exchange gains and losses and impairment charges are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for depreciation and amortization
Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue
EBITDA	Net income before interest, taxes, depreciation and amortization
Adjusted EBITDA

EBITDA adjusted to remove foreign exchange gains or losses; impairment charges; reorganization expenses; stock-based compensation expense; government subsidies; one-time, non-recurring charges and gains; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and six months ended June 30, 2024 and 2023 of EBITDA and Adjusted EBITDA to our net income (loss) after tax, which is the most directly comparable GAAP measure for the periods presented, and of Adjusted EBITDA Margin to net income (loss) margin:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	($ in thousands)		($ in thousands)
Net income (loss) after tax for the period	596	2,206	3,641	(9,228)
Add back (deduct):
Interest expense	945	1,233	1,999	2,440
Interest income	(482)	(106)	(971)	(110)
Tax expense	315	-	348	-
Depreciation and amortization	1,521	2,524	3,055	5,199
EBITDA	2,895	5,857	8,072	(1,699)
Foreign exchange (gain) loss	(358)	620	(1,277)	881
Stock-based compensation	427	678	1,102	1,474
Government subsidies	-	(88)	-	(236)
Related party expense (recovery) (2)	-	(532)	-	1,524
Reorganization expense(3)	202	1,465	340	2,536
Gain on sale of software and patents(3)	-	(6,145)	-	(6,145)
Gain on extinguishment of convertible debt(3)	-	-	(2,931)	-
Impairment charge on Rock Hill facility (3)	-	-	530	-
Adjusted EBITDA	3,166	1,855	5,836	(1,665)
Net Income (Loss) Margin(1)	1.4%	4.9%	4.4%	(11.3)%
Adjusted EBITDA Margin	7.7%	4.1%	7.1%	(2.0)%

(1) Net income (loss) after tax divided by revenue.

(2) The related party transaction is a non-recurring transaction that is not core to our business and is excluded from the Adjusted EBITDA calculation (Refer to Note 17 of the interim condensed consolidated financial statements).

(3) Reorganization expenses, the gain on sale of software and patents, the gain on extinguishment of convertible debt and the impairment charge on the Rock Hill facility are not core to our business and are therefore excluded from the Adjusted EBITDA calculation (Refer to Note 4, Note 5 and Note 6 of the interim condensed consolidated financial statements).

The following table presents a reconciliation for the three and six months ended June 30, 2024 and 2023 of Adjusted Gross Profit to our gross profit and Adjusted Gross Profit Margin to gross profit margin, which is the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	($ in thousands)		($ in thousands)
Gross profit	15,375	14,557	30,023	23,239
Gross profit margin	37.3%	32.5%	36.6%	28.5%
Add: Depreciation and amortization expense	845	1,643	1,689	3,425
Adjusted Gross Profit	16,220	16,200	31,712	26,664
Adjusted Gross Profit Margin	39.4%	36.2%	38.7%	32.7%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding third quarter 2024, 2024 and 2025 revenues; 2024 and 2025 Adjusted EBITDA; the importance of sustainability in the interior construction industry; future revenues, Adjusted EBITDA, unrestricted cash, activity levels and the timing thereof; project delivery and the timing thereof; implementation of our strategic plan, including the effects of our improved cost structure; profitable future growth; the effects of our strategic initiatives and the timing thereof; general economic conditions, including in the construction industry, and rising interest rates; our beliefs about our twelve-month forward sales and qualified leads pipeline; large projects and the timing and revenue as a result thereof; our beliefs about the impact of future revenue on cash flow; raw material costs and their effect on DIRTT; the continued reduction of DIRTT’s debt; DIRTT’s continued journey to excellence; our ability to weather economic conditions and invest in technology and commercial organizations; and the continued evaluation of our cost structure.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 21, 2024 as supplemented by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on August 7, 2024.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT's interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com